Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Third Quarter 2011 Results

Third Quarter 2011 and Year-to-Date Highlights

  For the third quarter, adjusted net income was $11.1 million, a year-over-year increase of 30%. Adjusted net income per diluted common share was $0.55. Net income was $8.8 million.
  Declared a dividend of $0.24 per share.
  Total revenue was $45.2 million for the third quarter, a year-over-year increase of 31%.
  Average utilization was 98.2% for the third quarter.
  Invested approximately $476 million in new equipment for delivery through December 2011; 87% has been committed to long-term leases.
  On November 3, 2011, we closed a $250 million offering of Fixed Rate Secured Notes at 4.94%.

PARK RIDGE, N.J.--(BUSINESS WIRE)--November 8, 2011--SeaCube Container Leasing Ltd. (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the third quarter ended September 30, 2011.

Adjusted net income(1) was $11.1 million for the third quarter of 2011 compared to $8.6 million in the third quarter of 2010, an increase of 30%. For the third quarter of 2011, adjusted net income per diluted common share was $0.55. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $45.2 million for the third quarter of 2011 compared to $34.5 million for the third quarter of 2010, an increase of 31%. Utilization continued to be strong with average third quarter utilization of 98.2%. Adjusted EBITDA(1) was $61.6 million for the third quarter of 2011, compared to $53.2 million in the third quarter of 2010.

The Company reported net income of $8.8 million for the third quarter of 2011 compared to $4.8 million for the third quarter of 2010. Net income per diluted common share was $0.44 for the third quarter of 2011, compared to $0.29 for the third quarter of 2010.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “SeaCube once again achieved strong quarterly revenue and earnings growth, as we continued to expand our fleet of new containers. Year-to-date 2011, we have invested over $476 million in new equipment, more than twice our investment last year. For the remainder of this year and into 2012, we remain well positioned to benefit from these investments as well as our significant contracted revenue stream and market leadership in refrigerated container leasing.”

Mr. Kwok concluded, “We are pleased to declare our fifth consecutive dividend since going public in November 2010. Our cumulative dividends are now $1.12 per share. We plan on continuing to create shareholder value by distributing dividends as well as by growing our revenues, earnings and cash by investing in new containers. Our recent $250 million offering of Fixed Rate Secured Notes, which were rated “A” by Standard & Poor’s and well received by the financial community, has served to further strengthen our balance sheet.

Adjusted net income(1) was $30.8 million for the nine months ended September 30, 2011, compared to $25.4 million for the nine months ended September 30, 2010. For the nine months ended September 30, 2011, adjusted net income per diluted common share was $1.53.

Total revenue was $122.8 million for the nine months ended September 30, 2011 compared to $101.3 million for the nine months ended September 30, 2010. Adjusted EBITDA(1) was $175.2 million for the nine months ended September 30, 2011 compared to $158.2 million for the nine months ended September 30, 2010.

The Company reported net income of $27.2 million for the nine months ended September 30, 2011 compared to $19.4 million for the nine months ended September 30, 2010. Net income per diluted common share was $1.35 for the nine months ended September 30, 2011 compared to $1.19 for the nine months ended September 30, 2010.

Dividend

On November 8, 2011, the Company’s Board of Directors approved and declared a $0.24 per share cash dividend on its issued and outstanding common shares, payable on December 15, 2011 to shareholders of record at the close of business on December 8, 2011.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Wednesday, November 9, 2011 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Third Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will be available until 11:59 p.m. on Friday, November 18, 2011 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code "20448086."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of September 30, 2011, we employed 74 people in seven offices worldwide and had total assets of $1.4 billion. We own or manage a fleet of 567,392 units, representing 894,248 twenty-foot equivalent units (TEUs) of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1) Adjusted net income, adjusted net income per diluted common share, proforma adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	September 30, 2011	December 31, 2010

Assets
Cash and cash equivalents	$21,004	$17,868
Restricted cash	25,314	17,132
Accounts receivable, net of allowance of $3,122 and $2,957, respectively	36,997	27,168
Net investment in direct finance leases	555,154	516,158
Leasing equipment, net of accumulated depreciation of $162,512, and $141,783, respectively	728,886	476,566
Goodwill	22,483	22,483
Shareholder note	8,434	8,247
Other assets	12,835	12,605
Total assets	$1,411,107	$1,098,227
Liabilities and shareholders’ equity

Liabilities:
Equipment purchases payable	$64,559	$39,379
Accrued expenses and other liabilities	28,227	24,068
Fair value of derivative instruments	42,594	45,496
Deferred income	2,806	2,370
Deferred income taxes	3,328	3,406
Debt:
Due within one year	140,359	130,095
Due after one year	921,837	664,107
Total debt	1,062,196	794,202
Total liabilities	1,203,710	908,921
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value 400,000,000 shares authorized; 20,163,359 shares issued and outstanding at September 30, 2011; 20,017,812 shares issued and outstanding at December 31, 2010	201	200
Additional paid in capital	218,589	217,789
Retained earnings	25,500	12,030
Accumulated other comprehensive income (loss)	(36,893)	(40,713)
Total shareholders’ equity	207,397	189,306
Total liabilities and shareholders’ equity	$1,411,107	$1,098,227

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Equipment leasing revenue	$28,726	$18,527	$75,444	$52,708
Finance revenue	13,945	12,660	40,281	38,989
Other revenue	2,558	3,286	7,089	9,619
Total revenues	45,229	34,473	122,814	101,316
Expenses:
Direct operating expenses	2,092	1,656	4,341	5,715
Selling, general and administrative expenses	5,996	5,453	17,641	15,691
Depreciation expenses	12,242	8,886	33,159	25,684
Provision for doubtful accounts	180	122	220	(234)
Impairment of leasing equipment held for sale	539	291	904	1,073
Interest expense, including non-cash interest of $2,320, $3,823, $3,559 and $6,226, respectively	15,424	13,704	39,283	35,359
Interest income	(68)	(58)	(211)	(965)
Other expenses (income), net	6	(417)	438	(945)
Total expenses	36,411	29,637	95,775	81,378

Income before provision for income taxes	8,818	4,836	27,039	19,938
Provision (benefit) for income taxes	35	9	(142)	580
Net income	$8,783	$4,827	$27,181	$19,358
Net income per common share
Basic	$0.44	$0.29	$1.35	$1.19
Diluted	$0.44	$0.29	$1.35	$1.19
Dividend per common share	$0.24	$—	$0.68	$0.175

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net income	$8,783	$4,827	$27,181	$19,358
Provision (benefit) for income taxes	35	9	(142)	580
Depreciation expenses	12,242	8,886	33,159	25,684
Interest expense, net of interest income	15,356	13,646	39,072	34,394
Collections on net investment in direct financing leases, net of interest earned	25,173	25,791	75,936	78,202
Adjusted EBITDA	$61,589	$53,159	$175,206	$158,218

In addition, the Company has presented adjusted net income, adjusted net income per diluted common share and pro forma adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted Net Income (Amounts in thousands, except share and per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$8,783	$4,827	$27,181	$19,358
Non-cash interest expense, net of tax	2,328	3,740	3,579	6,053
Adjusted net income	$11,111	$8,567	$30,760	$25,411

Adjusted net income per diluted common share	$0.55	$0.52	$1.53	$1.56

Common shares used in computing adjusted net income per diluted common share (a)	20,163,359	16,477,812	20,135,811	16,274,785
(a)	If, for purposes of calculating adjusted net income per diluted common share for the three and nine months ended September 30, 2010, the weighted-average shares outstanding were increased by the 3,450,000 shares offered during the IPO, the resulting pro forma adjusted net income per diluted common share would have been $0.43 and $1.29, respectively.

CONTACT:
For SeaCube Container Leasing Ltd.
Investors:
David Doorley, 201-391-0800